Exhibit 99.2

Event Name: ClearSign Technologies First Quarter 2024 Conference Call

Event Date: Thursday, May 23, 2024, 5:00 p.m. Eastern Time

Officers and Speakers

Matthew Selinger; Firm IR Group

Brent Hinds; Chief Financial Officer

Jim Deller; Chief Executive Officer

Presentation

Operator: Good afternoon, and welcome to the ClearSign Technologies First Quarter 2024 Conference Call.

[Operator Instructions]

Please note this event is being recorded.

And I would now like to turn the conference over to Mr. Matthew Selinger of Firm IR Group. Thank you. Please go ahead.

Matthew Selinger: Good afternoon, and thank you, operator. Welcome, everyone, to the ClearSign Technologies Corporation First Quarter 2024 Results Conference Call.

During this conference call, the company will make forward-looking statements. Any statement that is not a statement of historical fact is a forward-looking statement. This includes remarks about the company's projections, expectations, plans, beliefs and prospects. These statements are based on judgments and analysis as of the date of this conference call and are subject to numerous important risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

The risks and uncertainties associated with the forward-looking statements made in this conference call include, but are not limited to, whether field testing and sales of ClearSign's products will be successfully completed, whether ClearSign will be successful in expanding the markets for its products, and other risks that are described in ClearSign's public periodic filings with the SEC, including the discussion in the Risk Factors section of the 2023 annual report on Form 10-K for the period ended December 31, 2023.

Except as required by law, ClearSign assumes no responsibility to update these forward-looking statements to reflect future events or actual outcomes, and does not intend to do so.

On the call with me today are Jim Deller, ClearSign's Chief Executive Officer; and Brent Hinds, ClearSign's Chief Financial Officer.

So at this point in the call, I would like to turn the call over to CFO Brent Hinds. So Brent, please go ahead.

Brent Hinds: Thank you, Matthew, and thank you to everyone joining us here today.

Before I begin, I'd like to note that our financial results on Form 10-Q were filed with the SEC on May 15.

With that, I would like to give an overview of the financials for the first quarter of 2024. For the first quarter of 2024, the company recognized approximately $1.1 million in revenues, compared to approximately $900,000 for the same comparable period in 2023.

The increase over the prior year was predominantly driven by two separate performance obligations for two separate customers. One was the shipment of multiple process burners to California refinery. The other was a sign-off of a CFD study. Now, CFD stands for computational fluid dynamic.

Gross margin for the current quarter was 39.7%, compared to 11.9% in the same comparable quarter in 2023. The gross margin increase was primarily driven by the margin on our products shipped to California, specifically our process burners. Now, recall, in the prior year comparable quarter, our margins were primarily driven by a burner performance test, which typically run lower margins compared to product sales.

Now let's shift our focus to the income statement as a whole. Our net loss for the first quarter in 2024 was approximately $1.1 million, which is a favorable decrease of approximately $300,000 compared to the prior year comparable quarter. The decrease is directly correlated to our overall increase in gross profit and increased sales volume.

Now I'd like to change the topic to our balance sheet, and more specifically, cash. Our net cash used in operations for the quarter ended March 31, 2024, was approximately $1 million, compared to approximately $500,000 for the same comparable quarter in 2023. The difference is driven by customer collections in the current year quarter.

Now, for clarity, our customers are current on their payment schedules; it's just the natural lumpiness in our customer billings. That's what's caused the difference.

The cash balance as of March 31, 2024, was approximately $4.6 million, but please note, our recent equity offerings are not included in our March 31, 2024, cash balance. The net cash raised in our recent equity offerings amounts to approximately $8.7 million, including the over-allotment option that was exercised in full on May 10. If you are interested in learning more about our recent equity offerings, we have outlined more specific details in the Subsequent Events section within our recently filed 10-Q.

With that, I'd like to turn the call over to our CEO, Jim Deller. Jim?

Jim Deller: Thank you, Brent, for the financial overview. As always, I'd like to thank everyone for joining us on this call today and for your interest in ClearSign.

Before I start, I'd like to welcome David Maley, our newest addition to the ClearSign Board of Directors. David joined us just days after our last call one month ago. David is a seasoned investment executive with broad experience, but specializing in microcap business, finance and compliance. I welcome David to the board at this exciting time for the company and look forward to working with him in collaboration with the other directors.

On the call today, I will review our business segments, starting with our process burners, and then move on to boiler burners. I have some comments relating to our sensing partnership with Narion Corporation, and will then discuss the outlook for the rest of the year. I will also note that our last call was not that long ago, back on April 24, and I do suggest that anyone not familiar with our last 2023 year-end call also refer back to what was presented then.

I will now turn to the developments in our process burner line. Yesterday we announced the final source test results for the second heater from the two-heater order at Kern Energy, who until now we have not been able to name. As I stated previously, these are our two most significant process heater retrofits to date, they are the two largest, and also have fuel gas that varies significantly, and with a hydrogen content ranging from 0% to 80% of the fuel's volume. These heaters are side by side, one fitted with eight burners, which was completed first and included in our press release on January 17 announcing the successful third-party performance test, and the second heater, which is fitted with five burners, was retrofitted in late March and was tested in April.

On the last call, we noted that we were waiting for the official report from that source test. That has now been received and the successful performance of our burners confirmed.

A few days after our last call, on April 30, we received and announced two additional purchase orders from this same customer. These orders were for the detailed engineering of burners to be installed in two more heaters in the Kern Energy refinery. As we have discussed before, it is quite common for projects to be released in phases, with initial engineering being the first. These two heaters are smaller than the previous two, one with a single burner and the other with three, but nonetheless, they will provide revenue and valuable references for ClearSign, especially in the refining industry.

It is encouraging to receive repeat orders for our technology. Kern Energy has been an early customer of ClearSign and has ongoing experience with the operation and performance of ClearSign's burner technology. Kern Energy prioritizes their clean air and clean fuel initiatives and actively seek technologies that go beyond established emissions limits and to further reduce their environmental footprint. We believe that the increasing inclusion of ClearSign's technology into their refinery is evidence of and a significant step toward these objectives.

Beyond this, we have the 20-burner order for a Los Angeles refiner in production. As we previously stated, the final witnessed testing of these burners went as planned. These burners are now being fabricated by our partner Zeeco and are scheduled to be shipped to our client in the Los Angeles area of California late in the third quarter this year. When up and running, these will be another two heaters, this time with eight and 12 burners, which will provide an additional and very significant reference for us, especially given their location in the large refining hub in the Los Angeles area. Shipping these burners will enable us to recognize revenue from the production phase of this project.

This past month has included significant activity from a sales perspective. On the last call, I mentioned we have end user refiners request that the engineering companies working for them contact ClearSign to include us in the evaluation of solutions for their projects and the support of those inquiries has continued through this past month and is ongoing. Inquiries include some interest from Europe also, which is encouraging, and a development we are pleased to support.

On our previous call, I mentioned the development of a product line developed from enhancement of our current boiler-burner technology that has enabled an efficient and effective ultra-low-NOx solution for a particular type of horizontally fired process heater, which is widely used in the midstream; that is, the fuel processing, storage and transfer industry. This new product line has been the subject of multiple different customer engagements in the past few weeks. As with the refining process burners, many of these opportunities are being brought to us by third-party engineering companies seeking the best solutions for their clients. This is a distinct difference and a significant development from only a short time ago, when most of the opportunities were limited to those resulting directly from our own outreach. We are still doing that, but the addition of inquiries from clients with a need reaching out to us is significant.

On the last call, we noted that we're about to install the first commercial version of our Department-of-Energy-funded hydrogen burner development project into a test furnace on the site of our partner Zeeco. Since that update, we have run that burner, and I am happy to report that the results exceeded our expectations, especially for the first version of a new burner. Some of you may have seen our post on LinkedIn showing a photograph of the flame and some of the initial results, with the NOx numbers at 4 parts per million with 100% hydrogen fuel.

Due to the results we have already achieved, we anticipate that we will be able to accelerate the commercial availability of this new burner design. This new technology has gained significant interest among our customer base, with whom we have been able to discuss the program. Of particular interest to the clients we have talked to is the prospect of being able to upgrade our current burner technology to a future 100% hydrogen-capable burner while maintaining the same emissions profile.

Turning to boiler burners, we, or our partner Rogue, have a steady cadence of customer inquiries to quote and pursue, and accordingly, a growing sales funnel. The opportunities since our last call cover a wide range of industries from high-tech production facilities to education facilities to food and beverage producers and industrial production.

We also have in production the first in a series of four burners for a juice processing company in central California.

We also have a large 1,200-horsepower boiler burner for a recycling company in central California. This boiler is on that customer's site and is scheduled to start up in the next few weeks. This is especially meaningful because it will be our first burner in the larger size range requiring a 2.5-parts-per-million NOx guarantee. We anticipate that this will provide a very meaningful reference in the industry and a powerful demonstration of the capabilities of our ClearSign Core technology.

A few words regarding our China operations. We had a lot of topics to cover in the full year end and fourth quarter call last month, and out of the need to prioritize, we did not give an update on operations in China because there is not a lot to report. Our project there has had some delays, particularly an urgent need on the part of Shuangliang to provide a boiler to one of their customers that resulted in our test boiler being needed and shipped to that customer. A new boiler for us to use in a burner certification process is in production, and we look forward to being able to reinstall our burner and resume our preparation for certification. We expect our general sales and promotional activities to continue in parallel with our burner certification process.

At this phase of ClearSign's commercial development, now that we have proven technology and reference installations operating in customers' sites, our priority is developing sales. A big part of this is getting engaged with customers who have projects either now or in the future that will benefit from the capabilities of ClearSign's technology.

As you would expect, we have many initiatives ongoing to this end. Of particular note, since our last call, we have engaged our first third-party sales consultant. This consultant is based in the Houston area but brings valuable connections nationwide in addition to the industrialized Gulf Coast area of Texas and Louisiana. He also has connections with many environmental consulting companies working in our field and local and federal environmental regulators.

In this industry, a typical sales agent or manufacturer's representative will have a small portfolio of clients who provide products or services in a similar industry or to a customer group, and they will specialize in that target market. This enables them to develop extensive contacts and relationships, and as a result of the multiple products or services that they represent, to keep them in frequent contact with their customer base.

In our case, in addition to this, our sales consultant is engaged with many consulting firms who get involved when end users are planning on permitting environmental projects or have new requirements to accomplish. He is also engaged with local regulators, which we anticipate will help provide information related to future client needs and regulatory drivers.

In a similar market-related topic, we have been watching the development of air regulations in Texas, which are driven by the increasing severity of nonattainment within the National Ambient Air Quality Standards for ozone in the greater Houston, Dallas and San Antonio regions. While the changes to these regions' nonattainment status were identified before the COVID years, not much progress was made until recently when the governor of the state of Texas accepted these findings at the end of 2023. As a result, the state regulators are now working with the federal EPA to develop a mutually acceptable plan to improve air quality in these regions. While these developments are still at the high-level planning stage between the state of Texas and the federal EPA, detailed revisions to air quality regulations are expected to follow. These will provide the mechanism to achieve the to-be-agreed air quality improvement plan.

We believe this is an important development for two reasons: First, we believe that future and new clean air regulations in Texas will create demand for our products, especially because the Gulf Coast region of Texas has the highest concentration of refining and petrochemical industry in the United States. And secondly, our experience suggests that just the anticipation of NOx reduction requirements for the region will initiate studies and planning by and on behalf of the industries in the affected areas. We, of course, expect that the resulting evaluation of possible solutions by our customers will result in increased opportunities for ClearSign.

It is also worthy of note that just the anticipation of NOx reduction requirements in the future, in addition to the initiative of decarbonization, is creating an increased interest in ClearSign technologies. One indication of this was the major attention and engagement attracted by a simple LinkedIn post showing ClearSign's new 100% hydrogen burners, which is significantly higher than the attention and engagement with respect to any other subjects posted by ClearSign this year.

I want to also give a quick update on some developments by our partner Narion Corporation. While we do talk mostly about our burner technology, ClearSign does have unique sensor technology, and we have partnered with Narion to develop that technology into commercial applications in markets outside ClearSign's expertise. Eddie Kwon, the owner and CEO of Narion, recently gave a presentation at the KAUST; that's the King Abdullah University of Science and Technology in Saudi Arabia, the Aerospace Propulsion and Energy Systems conference. This presentation was about the implementation of sensors to increase efficiency and safety of aircraft.

One exciting capability of our sensing technology that Narion is developing is the ability to measure the flammability or propensity to ignite or burn of a gas mixture. A second is the ability to measure the presence of a flame at very high speeds, enabling the detection of a flame front and the rate at which it travels. The former has extensive applications in the transport sector, particularly the aircraft, both commercial and military. The second has received great interest from entities involved in rotating detonation engines, a technology with significant military applications. If you're not already doing so, I encourage you to pay attention to Narion; they have some very exciting technology development projects and collaboration opportunities.

In closing, it has just been four weeks since our last call, and I encourage anyone who is not aware of what we said then to refer back to that call also, as the information here is especially relevant given the short time period between these two calls.

We believe that our business is in a good position. We now have two consecutive quarters with revenues above $1 million, and we have more orders in both process and boiler product lines to start up and others that are shipping in the coming quarters. These initial installations are helping establish our technology in the industry. As an example, I was at the American Petroleum [Industry] Spring Refining and Equipment Standards meeting in St. Louis earlier this week; this is a conference where subject matter experts from across the industry gather to review and update the API equipment design and operating guidelines. From my conversations at that conference, it was evident that our operating installations have a major influence on how ClearSign is perceived and the openness of our potential customers to consider ClearSign solutions. This has resulted in customers approaching us to discuss projects and possible new business opportunities. For balance, it was also apparent that while our progress is noticed and influential with those who are familiar with it, there is still a portion of our industry that is not familiar with ClearSign or not aware of the progress we have made over the last five years, and this is something we will continue to address.

As I stated on our last call and again here today, our top priority at this time is growing our sales. We now have technology developed and first installations operational on client sites in all our major product lines. These provide valuable references for prospective customers. This is critical, as our customers do look to the experience of others operating our technology to validate what we offer. We do not yet have enough installations or run time of those installations to be considered fully mainstream in the industry, so every new installation or start-up is especially valuable for us.

We do also have some other significant wins, including the two best available control technology determinations that we received earlier this year based on the South Coast Air Quality Management District's review of our process burner installations. Our goal is to leverage these determinations to increase awareness and acceptance of ClearSign in the market, to ultimately increase the number of customers and projects that we get to engage in and quote and to generally build confidence that we offer the most economical and efficient solution for our customers. Earlier I mentioned engagement of a third-party sales consultant; that is also part of this prioritization.

Additionally, as our goal is the constant development of our technology and product lines, we continue to focus on the development of our technology. In the past four weeks, the progress on the hydrogen burner project and the interest that we have already received in the industry has been significant. Also, we have made significant progress in the ongoing development of our new horizontally fired process burner product line, building on what was discussed in more detail in our last call.

Looking forward, noteworthy items on our horizon will be the anticipated startup of our 1,200-horsepower 2.5-ppm-NOx-guaranteed boiler burner for the recycling company in California, which will be a very significant reference for us and our partner Rogue Combustion and California Boiler, and also in the boiler burner product line, the shipping of the first boiler burner in the series of four to the fruit and vegetable multi-juice processing company in California.

We also have some significant technology projects under way, including our hydrogen burner project, which has shown great early promise, and also the revision to our horizontal forced-draft burner, as used in horizontally fired process heaters and potentially to enhance our boiler burner product line. We anticipate that both of these technology projects will result in products with enhanced performance and that reduce production costs, and that will be less unique in the appearance as perceived by our customers. All of these we expect to enhance the growth of the ClearSign business.

And with that, I'd like to open up the call for questions, please, operator.

Questions & Answers

Operator: [Operator Instructions]

Matthew Selinger: Operator, I'm not seeing any questions. I'm going to go ahead and read a couple that we received from e-mail earlier.

Jim, you mentioned in your comments the sensor technology, and Narion in particular. Could you kind of give just an overview of where that project's at and what it might look like for a commercial project -- excuse me, product, for the company?

Jim Deller: Yes, certainly. [Indiscernible] I appreciate the question. I think it makes sense to take a step back initially. At Narion, and to explain how we engage with them, so we have -- as ClearSign, we have a unique sensing technology that we have promoted and developed as a flame sensor for use in burners, and especially burner pilots, but are also aware that it has applications outside of our core strengths as ClearSign, and it makes sense to work with someone who has expertise in other areas to develop the technology for them.

Eddie Kwon, the owner and CEO of Narion, has expertise in the aviation industry, and very good connections in our field and research that support that. The relationship with Narion is that they are basically -- with us, they are developing technologies that use the ClearSign sensor. They're working with partners and industries and also research organizations to develop our technology, and at the point they have a commercial offering, we will work out a licensing arrangement with Narion for the sale of those products or the ongoing licensing of those products.

Back to the timeline question, basically, the -- to appreciate developing technologies for industries like aircraft is a long-term process. There is a lot of vetting. The path to development has many hurdles to pass. So it's a long-term prospect, but what's interesting to ClearSign is that while we understand that this is a longer-range product development path, a potential market is absolutely vast. If you think of the aviation, the commercial jets, the industrial jets or military applications, and Eddie is working on a lot of other projects as well, so this is a -- it's not a technology that we're going to be seeing revenue in the next 24 months. We need to be clear about that. But the interest is that the work that Eddie is doing is self-funded, or funded through grants; it's not funded by ClearSign, and it is a potential path for ClearSign to have a licensing interest in some highly valuable products into an extremely big market at some time in the future.

Matthew Selinger: Great. Here's another question, Jim. In terms of projects in queue, we -- there's been a bunch of projects announced. Could you kind of walk us through what is left in queue, and then secondly, beyond that, what it looks like potentially kind of going forward, so almost like a backlog, currently? And then if you could talk about kind of the pipeline, so a two-phased question.

Jim Deller: Yes, I can. And so obviously when we get to the -- looking at future orders, we need to be careful; they're not won until they're won, so I'm not able to give specific numbers or timing, but let me fill in that question the best that I can.

So regarding -- if I walk you from now forward, we have -- just a couple of weeks ago, we announced the receipt of an engineering order for burners going into Kern Energy for two additional heaters on that site. So bear in mind, this is a repeat order. They already have two heaters now working with ClearSign technology, and now they're rolling out the next two. While there is an engineering order, it's quite normal to release orders in that way, and for those to progress to the full testing and manufacturing and supply of burners for that project.

We have the very large 2.5-ppm-NOx boiler burner starting up in the next few weeks out in California; that's going to be a big milestone for us. And we have, on the boiler side, while we're talking about that, we also have the first of four boiler burners going out for the juice processing company in California.

On the new technology that I've talked about, the horizontally fired process heater, we do have significant interest in that. This is on the sales side, so I cannot go into details, but we're really encouraged about the engagement we have, and I really believe there is going to be a significant product line for us going forward based on the interest that we have.

I talked about the two Kern orders that we have recently received; on the process burner, we do have some significant interest. I mentioned we also have interest for our project out in Europe. Again, I have cautioned, this is a sales interest; it's by no means an order that we have. So at this point we can't say if we're going to win it or not, but the -- at this point, the interest is certainly significant rather than just a casual inquiry, and we also have some other engagements on that same front here domestically, which we believe are very exciting.

Matthew Selinger: Great. Last question, and you did touch on this in some of your prepared remarks, but could you give maybe an overview of kind of the commercialization of the hydrogen project/burner? And then, what is SoCalGas -- is there still their involvement in that?

Jim Deller: Certainly. So if anyone's not aware, we have a $2-million Department of Energy SBIR grant that is funding the development of our hydrogen burner. We had a phase one grant initially under which we proved the technology and demonstrated that the burner concept worked. This later grant is to take that and develop it into a full range of commercial burners.

We're in the early stages of that second phase of work. We have designed and manufactured the first version of our commercial burner and installed that in the test furnace at Zeeco. The results of that were very pleasing, to the extent that as it is, I believe the version of the burner is actually a usable burner and could actually be a good solution for some of our customers today.

We are continuing to work on that burner. There are further refinements that we envision and things that we have learned about this burner, both from the fire testing and from the computational modeling that we carry out internally. We believe we have a path to make it much less in cost, to reduce the size of the burner in the client's furnace, and to actually improve the operation of that burner further.

But even as -- and I talked about the schedule for that burner. Given what we're seeing today, I think it's a good solution, as I said, for opportunities -- and the main reason for that is, the big project of introducing hydrogen to plants, if you like, is really a very big chicken-and-egg conundrum. Our clients do not have hydrogen as a fuel gas to burn today; yet, they cannot introduce hydrogen as a fuel gas until they have the technology to burn it. So what we have here is a burner that will run well in the current conditions our clients have, with the fuels that they're currently working with, and is ready and able to burn hydrogen when hydrogen is introduced. So it's a way to bridge that gap, which is why I'm really seeing a big interest for that burner today and why I believe we can actually accelerate the deployment of this technology given that market need.

And the other valuable attribute that I believe we've developed is it's not only a very flexible burner, but we've developed it in such a way that a client that has our current burner technology will be able to upgrade the burners that they have to a new 100% hydrogen-capable burner technology by changing out some components. Why that's important is that a big part of the time it takes to install burners in the field is the time the heaters' shut down and all the re-work to mount new burners in the field; if you can switch a burner's function by just changing out some of the key components, but to keep the connection points and all of the installation that's connected to the burner in place, it allows you to make that upgrade in a much more efficient manner.

Matthew Selinger: Did you mention SoCalGas' involvement?

Jim Deller: Yes, thank you, Matt. The -- going back to SoCalGas, I mentioned the Department of Energy grant; that grant is for the development of that technology or that product line. The interest of SoCalGas and their commitment was to sponsor the deployment of that resulting technology into their client base in Southern California, part of the Los Angeles link, or Angeles Link, hydrogen hub, so as part of deploying that hub, they need their clients to be able to burn hydrogen. To get our technology installed, always getting those first installations is the hardest, so having a -- basically a sponsorship behind those installations to accelerate the first adopters of this new technology into their client base is extremely valuable for us, and that is the basis of the commitment from SoCalGas.

Matthew Selinger: Great. Operator, I'm seeing no more questions.

Operator: Thank you. There are no further questions over the phone. I would like to turn the conference back over to Mr. Jim Deller for any closing remarks.

Jim Deller: Thank you, operator, and thank you, everyone, for your interest and taking the time to participate today. We look forward to updating you regarding our developments and speaking with you on our next call.

Operator: The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.